Exhibit 99.1

iPass Declares $20 million Cash Dividend

Company Declares $0.32 per Share Cash Dividend Payable to Stockholders of Record as of August 31, 2009

REDWOOD SHORES, CA — August 18, 2009 — iPass Inc. (NASDAQ: IPAS), a leading provider of enterprise mobility services, today announced that its board of directors has authorized an extraordinary cash dividend of $0.32 per share. The cash dividend is payable September 17, 2009 to stockholders of record as of August 31, 2009.

iPass also announced that stockholders approved, at a special meeting of stockholders held today, amendments to iPass’ equity incentive plans, that provide for the adjustment of outstanding equity awards in connection with the payment of the cash dividend.

As previously reported, iPass had approximately $70 million in cash and cash equivalents and short-term investments at June 30, 2009 and approximately 62.3 million shares of common stock outstanding as of July 31, 2009.

About iPass
iPass helps enterprises unify the management of remote and mobile connectivity and devices. With iPass software and services, customers can create easy-to-use broadband solutions for their mobile workers, home offices and branch and retail locations, complete with device management, security validation and unified billing. iPass offerings are powered by its leading global virtual network, on-demand management platform, and award-winning client software. The iPass global virtual network unifies hundreds of wireless, broadband and dial-up providers in over 160 countries.  Hundreds of Global 2000 companies rely on iPass services, including Ford, Nokia, and Procter & Gamble. Founded in 1996, iPass is headquartered in Redwood Shores, California, with offices throughout North America, Europe and Asia. For more information, visit www.ipass.com.

Contacts
Investor Relations
ir@iPass.com
650-232-4317

NOTE:  iPass™ is a registered trademark of iPass Inc.